UNITED STATES
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)	November 9, 2007
MRU Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)
001-33073	33-0954381
(Commission File Number)	(I.R.S. Employer Identification No.)
590 Madison Avenue, 13th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)
(212) 398-1780
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into Material Definitive Agreement.

On November 9, 2007, MRU Holdings, Inc. (the “Company”) indirectly acquired up to an additional $200 million of funding for its student loan origination activities. The additional capacity was obtained by amending a loan facility (the “Amended Loan Facility”) under which its affiliate, Education Empowerment Fund SPV, LLC (“EEF SPV”), is the borrower. The student loans to be financed under the Amended Loan Facility will be originated pursuant to a Loan Program Agreement between MRU Originations, Inc. (“MRU Originations”) and Doral Bank FSB (“Doral”). The student loans will then be purchased from Doral Bank FSB by Education Empowerment Fund I, LLC (“EEF”) pursuant to a Loan Sale Agreement and then contributed by EEF to EEF SPV. The Loan Program Agreement and Loan Sale Agreement are existing agreements which have been supplemented, as of November 9, 2007, in order to provide EEF SPV with access to student loans for financing under the Amended Loan Facility.

Amended Loan Facility

The loan facility described above is set forth in the Amended and Restated Receivables Loan and Security Agreement, dated as of November 9, 2007, among Education Empowerment SPV, LLC, a Delaware limited liability company, Autobahn Funding Company LLC, as the lender, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, as agent for the lender, and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as the backup servicer. This agreement was originally entered into by the same parties on April 11, 2007 and initially provided funding only for “PrePrime™” student loans in which the Company retained less than a 5% equity economic interest due to the participation of third-party investors in EEF.

Following the amendment and restatement on November 9, 2007, the loan facility has been increased to $200 million in total commitment, of which up to $200 million is available to finance “Prime” loans and up to $150 million is available to finance “PrePrime™” student loans. The economic interest in the “Prime” loans is retained 100% by the Company through its indirect interest in EEF.

The Amended Loan Facility terminates on April 11, 2012, unless terminated earlier at EEF SPV’s option or as a result of an event of default or similar occurrence. The amount of the total commitment that can be drawn down and remain outstanding at any time depends on a borrowing base calculation, which measures the outstanding balance of the student loans pledged to the lender, less non-performing loans or loans that exceed certain concentration limits. Each student loan that is pledged to the lender is required to meet certain eligibility criteria at the time of pledge.

EEF SPV is subject to standard representations, covenants, and events of default under the amended and restated loan agreement. Events of default include bankruptcy, misrepresentation, breach of covenant, material adverse change, failure of EEF or registrant to maintain certain financial ratios, breach by EEF SPV’s portfolio of student loans of certain performance triggers, and change of control.

The parties to the amended and restated loan agreement do not have other commercial relationships with the Company and its affiliates, other than in connection with the amended and restated loan agreement.

The foregoing description of the Amended and Restated Receivables Loan and Security Agreement is qualified in its entirety by reference to the Amended and Restated Receivables Loan and Security Agreement, which will be attached as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ending December 31, 2007 which the Company intends to file in February 2008.

Loan Program Agreement and Loan Sale Agreement

The Loan Program Agreement was initially entered into on February 28, 2006 by MRU Originations and Doral and its initial purpose was to provide for the origination of “PrePrime” loans. The Loan Sale Agreement was initially entered into on February 28, 2006 by Doral, as seller, and EEF, as buyer and its initial purpose was to provide for the purchase by EEF of “PrePrime™” loans from Doral. Due to the ownership structure of EEF, the Company retains less than a 5% equity economic interest in the “PrePrime” loans.

As of November 9, 2007, the Loan Program Agreement and Loan Sale Agreement were effectively supplemented by expanding the scope of student loans that can be originated by Doral and acquired by EEF pursuant to the agreements. As a result, these agreements now result in the ability of EEF to acquire “Prime” student loans, in which the equity economic interest will be 100% retained indirectly by the Company. The “Prime” student loans acquired by EEF will be contributed by EEF to EEF SPV and are eligible for up to $200 million of financing under the amended and restated loan agreement.

The foregoing description of the Loan Program Agreement and Loan Sale Agreement is qualified in its entirety by reference to the Loan Program Agreement and Loan Sale Agreement, respectively, each of which will be attached as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ending December 31, 2007 which the Company intends to file in February 2008.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 above is incorporated herein by reference.

Item 7.01        Regulation FD Disclosure.

On November 12, 2007, the Company issued a press release attached hereto as Exhibit 99.1 in connection with entering into the Amended Loan Facility.

The information under Item 7.01 in this Current Report on Form 8-K (the “Current Report”), including the exhibit attached hereto, is being furnished and shall not be deemed

“filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Current Report, including the exhibit, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation by reference language in any such filing.

Item 9.01         Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

99.1	Press release dated November 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRU HOLDINGS, INC.

November 13, 2007	By:	/s/ Vishal Garg
		Name:	Vishal Garg
		Title:	Chief Financial Officer